Exhibit 24

AMENDMENT NUMBER ONE DATED APRIL 15, 2009 TO
RECEIVABLE SALES AGREEMENT

Dated as of October 24 2008
between
General DataComm, Inc., having an office at
6 Rubber Avenue, Naugatuck, CT 06770, as Seller
and
Howard S. Modlin, having an office at
445 Park Avenue, New York, NY 10022, as Buyer

WHEREAS, Seller and Buyer entered into a Receivables Sales Agreement dated October 24, 2008 (the “Agreement”) and desire to amend the Agreement

NOW, THEREFORE in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.1      Notwithstanding anything contained in the Agreement to the contrary, the definitions of Receivable and Additional Receivables include accounts receivable to be invoiced pursuant to customer purchase orders (“Open Purchase Orders”) which may be purchased by Buyer hereunder.

Section 1.2  Seller covenants and agrees to timely fulfill such Open Purchase Orders in accordance with their terms and to supply Buyer with the appropriate invoice numbers so issued as well as to appropriately designate them as sold to Buyer as provided in the Agreement.  Seller shall be responsible and shall have sole liability and obligation to fulfill and perform such Open Purchase Orders and shall pay all costs and expenses in doing so, including but not limited to material and other component costs, and shall indemnify and hold Buyer harmless therefrom.  Seller further covenants and agrees that the representation and warranty as to Invoices in Section 2.1(p) will be true and correct on the date of such issuance as to Invoices for Receivables and Additional Receivables, issued pursuant to Open Purchase Orders which may be purchased by Buyer hereunder.

1.3  All other terms and conditions of the Agreement remain in full force and effect without amendment.

Section 1.4.     This amendment to the Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

GENERAL DATACOMM, INC.

By	/s/ William G. Henry
	Name:	William G. Henry
	Title:	Vice President

/s/ Howard S. Modlin
Howard S. Modlin